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                                                                   EXHIBIT - 2.2

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                            ASSET PURCHASE AGREEMENT

                                 by and between:

                              AUSPEX SYSTEMS, INC.,
                             a Delaware corporation;

                                       and

                         GLASSHOUSE TECHNOLOGIES, INC.,
                             a Delaware corporation

                          ----------------------------

                            Dated as of June __, 2003

                          ----------------------------

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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is entered into as of June ___, 2003, by and between AUSPEX SYSTEMS, INC., a Delaware corporation (the "Seller") and GLASSHOUSE TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, the Seller has filed a voluntary petition (case no. 03-52596-mmll) for relief under Chapter 11 of Title 11 (the "Bankruptcy Case") with the United States Bankruptcy Court for the Northern District of California, San Jose Division (the "Bankruptcy Court") under the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"); and

         WHEREAS, pursuant to the Bankruptcy Code and with the approval of the Bankruptcy Court, the Seller wishes to provide for the sale of certain assets, together with certain obligations and liabilities relating thereto, of the Seller to the Purchaser (the "Transaction") on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         1.1 AGREEMENT. "Agreement" shall mean this Asset Purchase Agreement, as it may be amended from time to time.

         1.2 ASSIGNED CONTRACT. "Assigned Contract" shall mean any agreement, contract or other instrument listed on Schedule 1 attached hereto.

         1.3 CUSTOMER SERVICE FIXED ASSETS. "Customer Service Fixed Assets" shall mean the fixed assets set forth on Schedule 2 attached hereto to the extent such fixed assets continue to be owned, controlled and possessed by the Seller at Closing. However, Customer Service Fixed Assets shall not include any Intellectual Property (including software) that has not been assumed by the Seller and assigned to the Purchaser.

         1.4 INTELLECTUAL PROPERTY. "Intellectual Property" shall mean all intellectual property and related assets, including (i) telephone and telecopier numbers, e-mail addresses and all internet domain names, (ii) all foreign and domestic patents, patent rights, patent disclosures, and statutory invention registrations, including all reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all improvements thereto,
(iii) all service marks, tradenames, trade dress, all product names, all assumed or fictitious names and the logos associated therewith, copyrights (whether registered or unregistered), applications for and renewals of all of the foregoing, (iv) other such property and intangible rights owned by the Seller, including financial and marketing business data, pricing and cost information, business and marketing plans and subject to applicable privacy laws, customer and supplier lists, together with the goodwill associated with which such trademarks, tradenames, product names and

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service marks, and (v) all computer software, including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto and associated therewith owned by the Seller.

         1.5 LICENSE AGREEMENT. "License Agreement" shall mean that certain License Agreement by and between the Purchaser and Network Appliance, Inc., dated as of ______, 2003, pursuant to which Network Appliance, Inc. agrees to grant a non-exclusive limited use license under certain intellectual property.

         1.6 PERSON. "Person" shall mean any individual, entity or governmental body.

         1.7 REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         1.8 SERVICE BUSINESS. "Service Business" shall mean the maintenance and customer support business of the Seller for the maintenance of its proprietary storage server products.

         1.9 SPARE PARTS INVENTORY. "Spare Parts Inventory" shall mean the inventory set forth in Schedule 3 attached hereto with such additions, subtractions and modifications as may result from the conduct of the Seller's business in the ordinary course prior to Closing.

2.       SALE OF ASSETS; RELATED TRANSACTIONS.

         2.1 SALE OF ASSETS. The Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, at the Closing (as defined below), subject to the terms and conditions set forth in this Agreement, good and valid title to the following (the "Assets"):

                  (a) all of the Seller's rights and interests in and to, as of the Closing Date (as defined below), all accounts receivable of the Seller as of Closing, directly arising from the Assigned Contracts;

                  (b) all of the Seller's rights and interests in and to, as of the Closing Date, the Assigned Contracts;

                  (C) all of the Seller's rights and interests in and to, as of the Closing Date, the Customer Service Fixed Assets;

                  (d) all of the Seller's rights and interests in and to, as of the Closing Date, the Spare Parts Inventory;

                  (e) Seller's rights and interests in and to the Seller's name, logo and the trademarks and service marks related to the Service Business;

                  (f) Seller's rights and interests in and to 18003AUSPEX support line and the auspex.com and auspex.co.uk internet domain names (including all content and data contain within these internet web sites relating to the Service Business);

                                       2.

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                  (g)      all right and title and interest in customer support
training materials and technical documentation used by the Seller in conducting the Service Business; and

                  (h) copies of all of Seller's books, records, files and data related to the Service Business, excluding books, records, files and data which are attorney-client privileged or considered attorney work-product (the "Books and Records").

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include any assets, rights or interests of the Seller other than the Assets specified in Section 2.1. For clarity, the assets shall not include:

                  (a) all rights of the Seller under the Transactional Agreements (as defined below);

                  (b) any Assigned Contracts to which the Seller is a party or is otherwise bound if, after taking into account Section 365 of the Bankruptcy Code, (i) a consent is required to be obtained from any Person in order to permit the sale or transfer to the Purchaser of the Seller's rights under such contract and (ii) such consent shall not have been obtained prior to the Closing (the "Unassigned Contracts");

                  (c) all cash, cash equivalents (including deposits), prepayments and securities owned by the Seller;

                  (d) all of the Seller's books, records, ledgers, files and documents (except that the Purchaser may obtain copies of certain records described in Section 2.1(h));

                  (e) the Seller's formal corporate records, including its certificate of incorporation, bylaws, minute books, corporate books, stock transfer records and other records having to do with the corporate organization of the Seller;

                  (f) any Intellectual Property other than that specifically described in Section 1.5 and Sections 2.1(e), (f) and (g);

                  (g) all insurance policies or benefits, including rights and proceeds, arising from or relating to the Assets prior to the Closing Date;

                  (h) any tax attributes of the Seller, including, any net operating loss carryovers and any right or claim for a tax refund attributable to the operations or assets of the Seller, whether arising before, on or after the Closing Date;

                  (i) all personnel records and other records that the Seller is required by any law, rule or regulation to retain in its possession;

                  (j) any avoidance power causes of action under the Sections 544-551 of the Bankruptcy Code;

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                  (k)      the leased equipment that Transamerica Equipment
Financial Services asserts a protective lien over;

                  (l) all personal property assets of the Seller not referenced in Section 2.1;

                  (m) any claims or causes of action of the Seller that relate to or arise from any acts or omissions that may occur on or before the Closing;

                  (n) any and all litigation that may be pending as of the Closing; and

                  (o) all of the Seller's rights and interests in and to the contracts, agreements and other instruments identified on Schedule 4 (the "Excluded Contracts").

         2.3      PURCHASE PRICE.

                  (a)      As consideration for the sale of the Assets to the
Purchaser:

                           (i) at the Closing (as defined below), the Purchaser shall pay to the Seller, by wire transfer of immediately available funds pursuant to the wire instructions set forth in Schedule 5 attached hereto, a total of $280,000; and

                           (ii) at the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit A (the "Assumption Agreement").

                  (b) For purposes of this Agreement "Assumed Liabilities" shall mean the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, and whether arising before (only in the case of clauses (i) and (iv) below) or after (in the case of clauses (i) through (v) below) the Closing) as they may exist at and/or after the Closing: (i) all contractual obligations and liabilities of the Seller under or relating to the Assigned Contracts; (ii) all obligations and other liabilities of the Seller relating to any of the taxes, charges, fees and expenses that the Purchaser is required to bear and pay pursuant to Section 2.4;
(iii) all costs and expenses related to the Purchaser's taking possession and control of the Assets; (iv) any Cure Payments related to the Assigned Contracts; and (v) each other obligation or other liability of the Seller relating to any of the Assets.

                  (c) Notwithstanding the foregoing, the following liabilities shall not be included in the Assumed Liabilities:

                           (i) all obligations of the Seller (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, whether or not required to be reflected on a balance sheet, whether or not incurred in the ordinary course of business and whether or not arising prior to or after the Closing) that relate to the Unassigned Contracts or the Excluded Contracts; and

                           (ii) all obligations of the Seller (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, whether or not required to be

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         reflected on a balance sheet, whether or not incurred in the ordinary course of business and whether or not arising prior to or after the Closing) that relate to warranty obligations arising from the sale of products by the Seller, other than those warranty obligations set forth in the Assigned Contracts, if any.

         2.4 SALES TAXES. The Purchaser shall bear and pay, and shall reimburse the Seller for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with (a) the execution and delivery of the Agreement and the Assumption Agreement (the Agreement and the Assumption Agreement shall collectively be referred to as the "Transactional Agreements"), and (b) all of the transactions contemplated by the Transactional Agreements.

         2.5 ALLOCATION. Within five days after the Closing, the Purchaser shall deliver to the Seller a proposed statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Sections 2.3(a)(i) and 2.3(a)(ii) is to be allocated among the Assets (the "Allocation"). Within 2 days after receipt of the Purchaser's proposed statement, the Seller will deliver to Purchaser a notice setting forth any proposed changes to such allocation, together with a reasonably detailed explanation of the reasons for such proposed changes. The parties will negotiate in good faith to resolve any disputed items, and if the parties are unable to agree on the allocation within 10 days after delivery of such notice to Purchaser, then the dispute will be arbitrated by a accounting firm of national reputation mutually acceptable to the parties, whose determination will be conclusive and binding upon the parties for tax purposes. The Allocation will be conclusive and binding upon the parties for tax purposes, and neither party will make any statement or declaration to any taxing authority that is inconsistent with the Allocation.

         2.6      CLOSING.

                  (a) The closing of the sale of the Assets to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP in Palo Alto, California, at 10:00 a.m. on the first business day after the satisfaction or waiver of the conditions set forth in Sections 7 and 8, or subject to the Bankruptcy Court, at such other date, place or time as may be agreed to by the parties thereafter but in no event later than 12:00 p.m. on June 30, 2003. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.

                  (b)      At the Closing:

                           (i) the Purchaser shall pay to the Seller the consideration set forth in Section 2.3(a)(i); and

                           (ii) the Purchaser shall execute and deliver to the Seller the Assumption Agreement.

         2.7 CURE PAYMENTS. The Seller agrees to use commercially reasonable efforts to assign the Assigned Contracts to the Purchaser pursuant to
Section 365 of the Bankruptcy Code.

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All amounts and actions necessary to cure any defaults or arrearages under any and all Assigned Contracts (other than Unassigned Contracts) as set forth hereto on Schedule 6 (the "Cure Payments") shall be the responsibility of the Purchaser.

         2.8 ASSUMED LIABILITIES. From and after the Closing, the Purchaser agrees to assume and discharge or perform when due the Assumed Liabilities.

         2.9 GRANT-BACK LICENSE OF "AUSPEX" NAME AND LOGO. Effective immediately after the Closing, the Purchaser hereby grants to the Seller a non-exclusive license to use the name "Auspex" and the Seller's logo solely for the purpose of completing the bankruptcy process.

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

                  The Seller represents and warrants as follows:

         3.1 DUE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Assuming the Closing takes place after the Sale Order (as defined in Section 10.2), Seller has all necessary corporate power and authority to execute and deliver the Transactional Agreements and to perform its obligations under the Transactional Agreements. Assuming the Closing takes place after the Sale Order, this Agreement constitutes, and, upon execution thereof, the Assumption Agreement will constitute, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 TITLE TO ASSETS. Assuming the Closing takes place after the entry of the Sale Order, as of the Closing Date, the Seller will have good and valid title to the Assets.

         3.4 ASSIGNED CONTRACTS. Subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, each Assigned Contract is valid and in full force and effect in accordance with its terms, except where the invalidity or failure to be in full force or effect arises from a default or arrearages to be cured by satisfaction of a Cure Payment.

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

         4.1 DUE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Purchaser has all necessary corporate power and authority to execute and deliver the Transactional Agreements and to

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perform its obligations under the Transactional Agreements. Assuming the Closing takes place after the Sale Order, this Agreement constitutes, and, upon execution thereof, the Assumption Agreement will constitute, the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.       PRE-CLOSING COVENANTS OF THE SELLER.

         5.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), the Seller shall (a) after receiving reasonable advance notice from the Purchaser, give the Purchaser reasonable access (during normal business hours) to the Books and Records and (b) provide the Purchaser with such information regarding the Assets and any other appropriate matters related to the Transactional Agreements as the Purchaser may reasonably request, for the sole purpose of enabling the Purchaser to further investigate the Assets and any other appropriate matters related to the subject matter of the Transactional Agreements.

         5.2 OPERATION OF BUSINESS. The Seller shall ensure that, during the Pre-Closing Period, the Seller, subject to Bankruptcy Court jurisdiction:
(i) will not prematurely terminate or materially amend any of the Assigned Contracts; (ii) will not commit a material breach of any Assigned Contract;
(iii) only with respect to the Spare Parts Inventory, will not change or modify in any material respect existing inventory management and (iv) will use commercially reasonable efforts to maintain good relations with the employees and the parties to the Assigned Contracts.

         5.3 CONDITIONS. The Seller will use commercially reasonable efforts during the Pre-Closing Period to cause the conditions set forth in
Section 7 to be satisfied on a timely basis and otherwise to cause the Closing to take place as soon as reasonably practicable.

         5.4 BANKRUPTCY CASE. The Seller will use commercially reasonable efforts to obtain the order described in Section 10.2.

         5.5 CUSTOMER SERVICE FIXED ASSETS. The Seller will not sell, transfer or otherwise dispose of Customer Service Fixed Assets prior to the Closing other than in the ordinary course of the Seller's business.

6.       PRE-CLOSING COVENANTS OF THE PURCHASER.

         6.1 CONDITIONS. The Purchaser will use commercially reasonable efforts during the Pre-Closing Period to cause the conditions set forth in
Section 8 to be satisfied on a timely basis and otherwise to cause the Closing to take place as soon as reasonably practicable.

         6.2 EMPLOYMENT OFFERS. Prior to the Closing, the Purchaser may offer employment to none, some or all of the Seller's employees providing services for the Service Business. Employees of the Seller immediately prior to the Closing who accept such offers of employment (the "Transferred Employees") shall be granted full credit for all employment with, or recognized by, the Seller for purposes of eligibility, vesting and determining the amount of any

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benefit with respect to any paid time off program of the Purchaser, provided that no Transferred Employee shall be credited with employment time which is greater than the life of the Purchaser. Nothing in this Section 6.2 is intended to create any claim or right against the Purchaser on the part of any employee of the Seller, and no such employee shall be entitled to assert any claim or right hereunder.

         6.3 CURE PAYMENTS. Subject to the prior approval of the Bankruptcy Court, the Purchaser will, on or prior to the Closing, make the Cure Payments under any Assigned Contract in order that such Assigned Contract may be assigned to and assumed by the Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

         6.4 BANKRUPTCY CASE. The Purchaser will cooperate fully with the Bankruptcy Court and with the Seller to expedite the Bankruptcy Case and to obtain the order described in Section 10.2.

7.       CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

         The Purchaser's obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

         7.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date.

         7.2      PERFORMANCE OF OBLIGATIONS.

                  (a) The Assumption Agreement shall have been executed by each of the parties thereto and delivered to the Purchaser.

                  (b) All of the covenants and obligations that the Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

         7.3 BILL OF SALE; ETC. The Seller shall have executed and delivered such bill of sale, assignments or other instruments in order to evidence and effectuate the sale and transfer of the Assets to the Purchaser.

         7.4 BANKRUPTCY CASE. The Bankruptcy Court shall have entered the Sale Order (as defined in Section 10.2), which Sale Order shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date.

         7.5 RESTRAINTS. No injunction or other order preventing the consummation of the transactions contemplated by the Transactional Agreements shall have been issued since the date

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of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect.

         7.6 LICENSE AGREEMENT. The License Agreement, in a form reasonably acceptable to the Purchaser, shall have been executed by the parties thereto.

8.       CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.

         The Seller's obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

         8.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date.

8.2      PERFORMANCE OF OBLIGATIONS.

                  (a) The Purchaser shall have executed and delivered the Assumption Agreement and shall have made the payment contemplated by Section 2.3(a)(i).

                  (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

         8.3 BANKRUPTCY CASE. The Bankruptcy Court shall have entered the Sale Order (as defined in Section 10.2), which Sale Order shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date.

         8.4 RESTRAINTS. No injunction or other order preventing the consummation of the transactions contemplated by the Transactional Agreements shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect.

         8.5 BEST OFFER. The transactions contemplated by the Transactional Agreements shall be determined by the Bankruptcy Court to be the highest and best offer for the Assets.

         8.6      CURE PAYMENTS. The Purchaser shall have paid the Cure
Payments.

         8.7 LICENSE AGREEMENT. The License Agreement, in a form reasonably acceptable to the Seller, shall have been executed by the parties thereto.

9.       TERMINATION.

         9.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

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                  (a)      by the Purchaser if (i) there is a material breach of
any covenant or obligation of the Seller and such breach shall not have been cured within ten days after the delivery of notice thereof to the Seller, or
(ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

                  (b) by the Seller if (i) there is a material breach of any covenant or obligation of the Purchaser and such breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser, or
(ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible or impractical (other than as a result of any failure on the part of any Shareholder or the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

                  (c) by either party if the Bankruptcy Court: (i) determine not to enter the Sale Order (as defined in Section 10.2); (ii) approves a transaction or series of transactions involving a sale, transfer or assignment of all or substantially all of the Assets to a Person other than the Purchaser; or (iii) in the event that a stay pending appeal or a writ of mandate of the Sale Order is granted on behalf of any party; or

                  (d) by the mutual written consent of the Purchaser and the Seller.

         9.2 TERMINATION PROCEDURES. If either party wishes to terminate this Agreement pursuant to Section 9.1, such party will deliver to the other party a written termination notification stating that such party is terminating this Agreement and setting forth in reasonable detail the basis on which such party is terminating this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that (a) no party shall be relieved of any obligation or other liability arising from any breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.4.

         9.4 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 9.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 9.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any statute or rule, at common law, in equity or otherwise).

10.      AS-IS OFFER AND BANKRUPTCY APPROVALS.

         10.1 AS-IS TRANSACTION. Whether as of the date hereof or as of the Closing Date, the Purchaser hereby acknowledges and agrees that, the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets, including (a) income to be derived or expenses to be incurred in connection with the Assets; (b) the physical condition of any personal property or any tangible or intangible personal property

                                      10.

comprising a part of the Assets or the property or assets which are the subject of any Assigned Contract; (c) the environmental condition or other matter relating to the physical condition of any property or improvements of the Assets (or any portion thereof) or (d) the merchantability or fitness of the Assets for a particular purposes. Without in any way limiting the foregoing, the Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for a particular purpose as to any portion of the Assets. The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of all portions of the Assets and all such other matters relating to or affecting the Assets as the Purchaser deemed necessary or appropriate and that in proceeding with this Agreement, the Purchaser is and will do so based solely upon such independent inspections and investigations. Accordingly, the Purchaser will accept the Assets at the Closing "AS-IS," WHERE IS" AND "WITH ALL FAULTS."

         10.2 SALE ORDER PROCEDURES. As soon as practicable following a hearing before the Bankruptcy Court to consider the sale of the Assets by the Seller (the "Sale Hearing"), the Seller shall, if the transactions contemplated by the Transactional Agreements shall be determined by the Bankruptcy Court to be the highest and best offer for the Assets, file with the Bankruptcy Court a motion or motions seeking entry of an Order of the Bankruptcy Court approving this Agreement and the sale of the Assets contemplated hereunder pursuant to
Section 363 of the Bankruptcy Code and the assumption and assignment of the Assigned Contracts in accordance with Section 365 of the Bankruptcy Code (the "Sale Order").

11.      MISCELLANEOUS PROVISIONS.

         11.1 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by the Transactional Documents.

         11.2 NO OTHER REPRESENTATIONS. The parties acknowledge that, except as expressly set forth in this Agreement and the Assumption Agreement, neither party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

         11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTS. None of the Seller's representations and warranties and pre-closing covenants contained in this Agreement or the Assumption Agreement or in any other agreement, document or certificate delivered pursuant to this Agreement shall survive the Closing and neither the Seller nor any of its officers, directors, Representatives, employees, advisors or agents shall have any liability to the Purchaser or any other Person after the Closing for any breach thereof.

         11.4     FEES AND EXPENSES.

                  (a) Subject to the approval of the Bankruptcy Court, the Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter

                                      11.

of intent or similar document relating to the Transaction; (ii) the negotiation, preparation and review of the Transactional Agreements and other instruments and documents delivered or to be delivered in connection with the Transaction; (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transaction, and the obtaining of any Consent required to be obtained in connection with any of the Transaction; and
(iv) the consummation and performance of the Transaction.

                  (b) the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel and other advisors) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to the Transaction;
(ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of the Transactional Agreements and other instruments and documents delivered or to be delivered in connection with the Transaction; and (iv) the consummation and performance of the Transactions.

         11.5 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         11.6 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to the Seller:
                                    Peter Simpson
                                    2800 Scott Blvd.
                                    Santa Clara, CA 95050
                                    Facsimile: (408) 986-0389

                  with a copy to:
                                    Cooley Godward LLP
                                    J. Michael Kelly
                                    One Maritime Plaza, 20th Floor
                                    San Francisco, CA 94111
                                    Facsimile: (415) 951-3699

                  if to the Purchaser:
                                    Michael Tobin
                                    200 Crossing Blvd.
                                    Framingham, MA 01702

                                      12.

                                    Facsimile: (508) 879-7319

                  with a copy to:
                                    David Levin
                                    550 S. California Ave., Ste 320
                                    Palo Alto, CA 94306
                                    Facsimile: (650) 858-8508

                  in either case, with a copy to:
                                    Daren Brinkman, Esq.
                                    4333 Park Terrace St., Suite 205
                                    Westlake Village, CA 91361
                                    Facsimile: (818) 597-2998

         11.7     TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         11.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         11.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         11.10    GOVERNING LAW; VENUE.

                  (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                  (b) If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought or otherwise commenced, the venue therefore will be the Bankruptcy Court. The Purchaser and the Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the Bankruptcy Court.

         11.11    SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

                  (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser and the respective successors and assigns (if any) of the foregoing.

                  (b) Neither party may assign any of its rights or delegate any of its obligations under this Agreement or the Assumption Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party.

                                      13.

                  (c) Nothing in this Agreement is intended to provide any rights or remedies to any employee of the Seller or to any other Person other than the parties.

         11.12    WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         11.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

         11.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         11.15 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         11.16    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                      14.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      15.

         The parties to this Agreement have caused this Agreement to be executed and delivered as of the date set forth on the first page.

                                         AUSPEX SYSTEMS, INC.,
                                          a Delaware corporation

                                         By:____________________________________
                                             ___________________, President

                                         By:____________________________________
                                             ___________________, Secretary

                                         GLASSHOUSE TECHNOLOGIES, INC.,
                                          a Delaware corporation

                                         By:____________________________________

                                         Title:_________________________________

                                      16.